Exhibit 99.1

                                INSURE.COM, INC.
        NAMES DANIEL A. ROMITO VICE PRESIDENT, CHIEF INFORMATION OFFICER

    DARIEN, Ill., Oct. 16 /PRNewswire-FirstCall/ -- Insure.com, Inc.
(Nasdaq: QUOT) today announced that it has named former Allstate technology executive, Daniel A. Romito, as vice president and chief information officer. The company is also announcing today that Eric Bergquist has resigned to pursue other interests.

    Romito will lead the company's technology-related efforts to improve its competitive posture by improving the customer buying experience.

    "Dan Romito is a proven leader; through his 27 years at Allstate, he amassed a wealth of relevant insurance technology experience, particularly in the areas of insurance marketing and distribution," remarked Robert Bland, chairman and CEO. "We're confident that Dan will help us advance our capabilities by helping us to serve customers in new and innovative ways."

    Romito, 52, is a 27-year veteran of The Allstate Corporation (the nation's largest publicly held personal lines insurer) where he most recently served as senior executive director of Allstate's Marketing Project Management Office. He has broad experience in insurance operations, technology, compliance and marketing. Romito's degrees include a master's in information and management science/applied human behaviors from National Louis University, and a bachelor's degree in accounting and finance from Augustana College.

    About Insure.com

    Originally founded in 1984 as Quotesmith Corporation, Insure.com owns and operates a comprehensive consumer information service and companion insurance brokerage service that caters to the needs of self-directed insurance shoppers. Visitors to the Company's flagship Web site, http://www.insure.com, are able to obtain free, instant quotes from leading insurers and have the freedom to buy online or by phone from any company shown. Insure.com also plays home to over 2,000 originally authored articles on various insurance topics and also provides free insurance decision-making tools that are not available from any other single source. Insure.com generates revenues from receipt of industry-standard commissions, including back-end bonus commissions and volume-based contingent bonus commissions that are paid by participating insurance companies. We also generate advertising revenues from the sale of Web site traffic to insurance companies and various third parties. Shares of Insure.com trade on the Nasdaq Capital Market under the symbol "QUOT."

SOURCE  Insure.com, Inc.
    -0-                             10/16/2006
    /CONTACT: Philip Perillo of Insure.com, Inc., +1-630-515-0170, ext. 295, phil@insure.com /
    /Web site:  http://insure.com /
    (QUOT)